United States

Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  September 3, 2013

REALTY INCOME CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

600 La Terraza Boulevard, Escondido, California 92025-3873
(Address of principal executive offices)

(760) 741-2111
(Registrant’s telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 3, 2013, the Board of Directors (the “Board”) of Realty Income Corporation (the “Company”) announced that Thomas A. Lewis, Vice Chairman of the Board of Directors and Chief Executive Officer of the Company, will retire from his role as Chief Executive Officer effective September 3, 2013 and will serve as an executive advisor to the Company through January 7, 2014. Mr. Lewis will remain as Vice Chairman of the Board of Directors. John P. Case, who served as the Company’s President, Chief Investment Officer, will succeed Mr. Lewis as Chief Executive Officer.

In connection with his retirement as Chief Executive Officer, Mr. Lewis entered into a letter agreement providing that (i) he will remain entitled to receive, through January 7, 2014, an annual base salary of $700,000, and (ii) he will remain eligible to receive an annual discretionary cash bonus and stock award for the Company’s 2013 fiscal year and his outstanding equity awards will remain outstanding and vest in accordance with their terms.

The Board also appointed Mr. Case to serve as a member of the Board. This brings the total number of Board members to eight persons. There are no family relationships between Mr. Case and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer, and there are no transactions between Mr. Case or any of his immediate family members and the Company or any of its subsidiaries.

Prior to his appointment as Chief Executive Officer, Mr. Case was the President, Chief Investment Officer of the Company, a position he held since March 2013. From April 2010 through February 2013, he served as the Company’s Executive Vice President, Chief Investment Officer. Prior to joining the Company, Mr. Case served for 19 years as a New York-based real estate investment banker, most recently as Co-Head of Real Estate Investment Banking for RBC Capital Markets, where he also served on the firm’s Global Investment Banking Management Committee. Prior to joining RBC, he was Co-Head of America’s Real Estate Investment Banking at UBS. He began his career in Real Estate Investment Banking at Merrill Lynch, where he worked for 13 years, and was named a Managing Director in 2000. Mr. Case graduated from Washington and Lee University, with a Bachelor of Arts degree in Economics, and the Darden School of Business at the University of Virginia, with a Masters in Business Administration.

Mr. Case has been involved in the broader real estate industry, having served as an Associate on the National Association of Real Estate Investment Trusts (NAREIT) Board of Governors, as a member of the Board of Directors of the National Multi-Housing Council (NMHC) from 2001 to 2009, serving on the Executive Committee from 2002 to 2004, as a member of the Real Estate Roundtable from 2009 to 2010, and as a member of the Urban Land Institute from 2003 to 2010. He is currently a member of The President’s Council of The Real Estate Roundtable, NAREIT, and the International Council of Shopping Centers (ICSC).

In connection with Mr. Case’s appointment as Chief Executive Officer, the Company and Mr. Case entered into an Amended and Restated Employment Agreement (the “Agreement”), which is effective as of September 3, 2013 and expires on December 31, 2016, unless earlier terminated. The term of the Agreement is subject to an automatic two-year renewal term unless either the Company or Mr. Case gives written notice of termination by no later than June 30, 2016.

Under the Agreement, Mr. Case will serve as Chief Executive Officer and was appointed, and will report, to the Board. The Agreement provides for an annual base salary of $750,000 for the remainder of 2013 and $800,000 in each calendar year starting in 2014, subject to increase at the discretion of the Company. The Agreement also provides Mr. Case the opportunity to earn an annual discretionary cash performance bonus targeted at no less than 200% of Mr. Case’s base salary. Mr. Case also is entitled under the Agreement to participate in customary health and welfare benefit plans. In addition, Mr. Case is entitled to reimbursement of legal fees and expenses, up to $25,000, incurred in connection with the negotiation of the Agreement.

In connection with entering into the Agreement, Mr. Case (i) was granted 77,180 shares of the Company’s restricted common stock (the “2013 Time Award”) and (ii) will be granted 51,454 shares of the Company’s restricted common stock (the “2013 Performance Award”). The 2013 Time Award will vest with respect to 25% of the award on December 31 of each of 2013, 2014, 2015 and 2016, subject to Mr. Case’s continued employment through the applicable vesting date. The 2013 Performance Award will vest in accordance with the same vesting schedule as the 2013 Time Award, subject to the achievement of applicable performance goals and Mr. Case’s continued employment through the applicable vesting date. In addition, beginning in 2014, no less than 50% of each annual equity award granted to Mr. Case will vest in equal annual installments over no more than five years, and the remainder of each annual equity award granted to Mr. Case will vest over a performance period of three years or less following the grant date, subject to the achievement of applicable performance goals.

If Mr. Case’s employment is terminated due to his death or “disability” (as defined in the Agreement) then, in addition to accrued amounts, he will be entitled to receive the following:

•                 a lump-sum payment in an amount equal to the sum of (i) 12 months’ of Mr. Case’s then-current base salary and (ii) the “bonus amount” (generally defined to mean (A) if the termination occurs in 2013, 2014 or 2015, the applicable target bonus for such year, (B) if the termination occurs in 2016, the average annual bonus earned by Mr. Case in 2014 and 2015 and (C) if the termination occurs in 2017 or thereafter, the average annual bonus earned by Mr. Case for the immediately preceding three years);

•                 any annual bonus relating to the year immediately preceding the year in which the termination date occurs that remains unpaid on the termination date (if any);

•                 Company-paid healthcare continuation coverage for Mr. Case and his dependents for up to 12 months after the termination date; and

•                 accelerated vesting of all time-based vesting Company equity awards and the 2013 Performance Award, and prorated vesting of all performance-based Company equity awards based on actual achievement, as of the termination date, of the applicable performance goals and the number of days during the applicable performance period during which he remained employed.

If Mr. Case’s employment is terminated by the Company without “cause” or by Mr. Case for “good reason” (each, as defined in the Agreement) then he would become entitled to receive the severance payments and benefits described above except (i) upon either such termination outside the change in control context, Mr. Case would be eligible to receive cash severance equal to (A) 24 months’ of Mr. Case’s then-current base salary and (B) two times the bonus amount and (ii) upon either such termination that occurs as a result of or within 12 months following a “change in control” (as defined in the Agreement) of the Company, (A) 36 months’ of Mr. Case’s then-current base salary, (B) three times the bonus amount and (C) a pro rata portion of Mr. Case’s target bonus for the partial fiscal year in which the termination date occurs.

If Mr. Case’s employment is terminated because the Company elects not to renew the term of the Agreement or the Agreement’s extended term expires, then, in each case, he would become entitled to receive the severance payments and benefits described above (for a termination due to death or disability) except Mr. Case would be entitled to receive (i) cash severance equal to (A) 18 months’ of Mr. Case’s then-current base salary and (B) 1.5 times the bonus amount and (ii) accelerated vesting of all time-based vesting Company equity awards and prorated vesting of all performance-based Company equity awards.

Mr. Case’s right to receive the severance payments (either in connection with a change in control or outside the change in control context) described above is subject to his delivery of an effective general release of claims in favor of the Company. The Agreement also contains customary confidentiality and non-solicitation provisions.

Upon Mr. Case’s “retirement” (as defined in the Agreement), all then-outstanding Company equity awards held by Mr. Case will vest in full.

Mr. Lewis’ Retirement Notice and the Amended and Restated Employment Agreement with Mr. Case are attached as Exhibits 10.1 and 10.2 hereto, respectively.

Item 5.03                                 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 3, 2013, the Board approved and adopted an amendment (the “Amendment”) to the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”). Article IV, Section 2 of the Bylaws was amended to provide that the Board shall have eight directors. The Amendment took effect on September 3, 2013.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01                                 Regulation FD Disclosure

On September 3, 2013, the Company issued a press release announcing Mr. Lewis’ retirement as Chief Executive Officer and the appointment of Mr. Case as his successor. A copy of this press release is furnished herewith as Exhibit 99.1.

The information in Item 7.01 of this Current Report on Form 8-K and the information contained in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, whether made before or after the date hereof, regardless of any general incorporation language in any such filing.

Item 9.01                                 Financial Statements and Exhibits

(d)  Exhibits

3.1                Amendment to Amended and Restated Bylaws of the Company dated September 3, 2013.

10.1        Resignation Letter from Thomas A. Lewis dated September 3, 2013.

10.2        Amended and Restated Employment Agreement with John P. Case dated September 3, 2013.

99.1        Press Release issued by the Company on September 3, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 6, 2013	REALTY INCOME CORPORATION

	By:	/s/ MICHAEL R. PFEIFFER

Michael R. Pfeiffer
Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Amendment to Amended and Restated Bylaws of the Company dated September 3, 2013.
10.1	Resignation Letter from Thomas A. Lewis dated September 3, 2013.
10.2	Amended and Restated Employment Agreement with John P. Case dated September 3, 2013.
99.1	Press Release issued by the Company on September 3, 2013.